Exhibit 99.1

Cronos Capital Corp.
c/o ACS Securities Services
3988 NorthCentral Expy
Building 5, 6th Floor
Dallas, TX 75204
Tel: (866) 275-3711 (Toll Free)
June 27, 2005

Re:	IEA Income Fund IX, L.P. Mini-Tender Offers - Update on Partnership’s Disposition of Remaining Containers

Dear Limited Partner:

In our prior reports to you, we have disclosed that the Partnership is in its wind-up stage of operations. That process is now accelerating. We are distributing to interested parties a Request For Proposal and Information Package (“RFP”) by which we are soliciting bids for the remaining container assets of the Partnership. Our objective is to negotiate and consummate a sale of the Partnership’s remaining container assets by the end of this year.

Of course, there can be no assurance that a bid will be made in response to our RFP or that one or more bids, if made, will be accepted by the General Partner on behalf of the Partnership. As of March 31, 2005, the net book value, per outstanding unit of the Partnership, was $26.00 per unit. We may or may not achieve that amount in disposing of the remaining container assets of the Partnership. The ultimate amount will depend upon the bids, if any, made in response to our RFP.

If you have questions concerning your investment in the Partnership, please feel free to contact our Investor Services Department toll free at 1-866-275-3711 between the hours of 8:00am-5:00pm (CDT)

Very truly yours,

Elinor Wexler
Vice President-Administration